March 23, 2006

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America prices €1.75 billion in 12-year subordinated notes

London - Bank of America Corporation today priced a global offering of €1.75 billion ($2,097,200,000 equivalent) in 12-year fixed-to-floating rate subordinated notes for distribution outside the United States.

From the issuance date through March 27, 2013, the interest rate will equal 4.00 percent, payable annually on the 28th of March.  From March 28, 2013 to maturity or earlier redemption, the interest rate will be equal to three-month Euribor plus a spread equal to 0.84 percent, payable quarterly on the 28th of March, June, September and December with the first interest payment on June 28, 2013.  The notes mature on March 28, 2018.

Closing is scheduled for March 28, 2006.

The issue was not registered with the U.S. Securities and Exchange Commission under the Securities Act of 1933 and was offered exclusively to investors outside the United States.  The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Bank of America intends to list the notes on the London Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Banc of America Securities Limited will act as stabilization agent. Stabilization will be conducted in accordance with applicable laws including The Financial Services Authority/International Primary Market Association.

www.bankofamerica.com/newsroom

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